For Immediate Release

January 7, 2005

Presidential Helicopter Selection
To Impact Businesses in 41 States

Wisconsin’s Ladish is ready to Supply Critical
Titanium Forgings for Next Marine One Helicopter Fleet

(CUDAHY, Wisc.) – Ladish Co., Inc., a supplier to Sikorsky Aircraft’s H-92 helicopter, is poised to begin manufacturing structural forgings for the next Marine One fleet—the helicopters used by the President of the United States.

“Ladish has served as a supplier to Sikorsky Aircraft for more than 25 years and we would be honored to manufacture components for the Presidential helicopter fleet,” said Gary J. Vroman, Ladish’s vice president of sales and marketing.

Currently Ladish manufactures 16 titanium components for Sikorsky’s S-92 helicopter ranging in size from 7 pounds to more than 1700 pounds. Should Sikorsky be selected to build the next Marine One, Ladish will manufacture the same set of forgings for the H-92, the S-92 derivative that Sikorsky has proposed for Presidential service.

“Ladish is a fully qualified aerospace supplier whose employees are already manufacturing parts for the S-92, the world’s newest, most sophisticated medium-lift helicopter. Ladish is clearly ready to make parts for the presidential fleet from day one,” said Nick Lappos, Sikorsky’s VXX Program Director.

To become a Sikorsky supplier, Ladish had to pass a thorough qualification process. First, Ladish had to demonstrate that it met the aerospace industry’s AS9100 quality standards. Then the company had to meet Sikorsky’s exacting supplier quality standards, which frequently exceed those set by AS9100 and contain many elements unique to the helicopter industry. In addition, each forged component was individually qualified to ensure that it measured up to specific engineering and performance criteria.

Along with Ladish, Sikorsky is supported by a network of more than 225 qualified S-92 suppliers in 41 states across the US. “Thousands of Americans are producing components for the S-92,” Lappos said. “We are proud to have great aerospace companies like Ladish on the S-92 team. They have years of experience in the helicopter industry and insure we are ready to produce the H-92 for the President without any unnecessary delays or risk to the program.”

The Navy is expected to announce the winner of the competition to build the next Marine One in early 2005. In January 2004 Sikorsky teamed up with six other US-based aerospace companies to offer the H-92 for presidential service.

“In today’s environment, the safety and security of the president are more important than ever. With companies like Ladish we have just the team in place to make sure those needs are fully met,” Lappos said.

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

Sikorsky Aircraft Corporation, based in Stratford, Conn., is a world leader in the design, manufacture and service of advanced helicopters for commercial, industrial and military uses. Sikorsky helicopters occupy a prominent position in the intermediate to heavy range of 5,300 kg to 33,000 kg gross weight. They are flown by all five branches of the United States armed forces, along with military services and commercial operators in more than 40 nations.

Sikorsky is a subsidiary of United Technologies Corporation (NYSE:UTX), of Hartford, Conn., which provides a broad range of high-technology products and support services to the aerospace and building systems industries.

###